EXHIBIT 99.1

For Immediate Release: July 26, 2018 For more information: Nelson Switzer +1 (450) 951-8555 publicaffairs@loopindustries.com

Loop Industries Expands into Cosmetics sector with L’Oréal Group

Terrebonne, Quebec-July 26, 2018 - Loop Industries, Inc. (Nasdaq:LOOP), a global leader in sustainable packaging innovation, announced that it has signed a Letter of Intent with L’Oréal Group, the global leader in the beauty industry setting the stage for L’Oréal to become the first major cosmetics company in the world to close the loop on their PET plastic packaging by incorporating Loop™ PET.

This collaboration between L’Oréal Group and Loop will further accelerate the transition to the circular plastic economy. Thanks to Loop’s breakthrough technology, waste PET plastic and polyester fiber that once made its way to landfills, incinerators and our shared natural areas, rivers and oceans can now be diverted and converted into Loop™ PET to be endlessly upcycled.

Loop’s technology deconstructs waste PET plastic and polyester fiber from sources such as water and soda bottles, textiles, consumer goods packaging and more into its base monomers separating out all impurities and then reconstructs the monomers into Loop™ PET. Moreover, the Loop™ technology to produce Loop™ PET resin meets FDA requirements for food grade packaging.

“We are very proud to have L’Oréal join us in the Loop,” said Nelson Switzer, Chief Growth Officer of Loop Industries. “When companies use and activate the Loop™ brand and products, consumers are able to readily identify and choose a sustainable solution that is poised to help solve the plastic crisis.”

“As the leader in the beauty industry, we believe we have a responsibility to bring innovative and sustainable solutions to the consumer. That is why we seek to partner with innovative companies and leverage technologies, such as Loop, that will trigger an acceleration in the transition to a circular economy. And Loop™ PET is able to meet the rigorous packaging standards of L’Oréal,”said Philippe Thuvien, Global Head of Packaging and Development of L’Oréal Group.

Loop and L’Oréal intend to complete a definitive supply agreement for Loop™ PET resin in the United States and the European Union before the end of fall 2018.

About Loop Industries, Inc.

Loop’s mission is to accelerate the world’s shift toward sustainable plastic and away from our dependence on fossil fuels. Loop has created a revolutionary technology poised to disrupt the plastics industry. This ground-breaking technology decouples plastic from fossil fuels by depolymerizing waste polyester plastic to its base building blocks (monomers). The monomers are then repolymerized to create virgin-quality polyester plastic that meets FDA requirements for use in food-grade packaging. Loop™ branded polyester resin allows consumer goods companies to meet and exceed their stated sustainability goals and circular ambitions. For more information, please visit www.loopindustries.com.

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For Immediate Release: July 26, 2018 For more information: Nelson Switzer +1 (450) 951-8555 publicaffairs@loopindustries.com

About L’Oréal

L’Oréal has devoted itself to beauty for over 100 years. With its unique international portfolio of 34 diverse and complementary brands, the Group generated sales amounting to 26.02 billion euros in 2017 and employs 82 600 people worldwide. As the world’s leading beauty company, L’Oréal is present across all distribution networks: mass market, department stores, pharmacies and drugstores, hair salons, travel retail, branded retail and e-commerce.

Research and innovation, and a dedicated research team of 3 885 people, are at the core of L’Oréal’s strategy, working to meet beauty aspirations all over the world. L’Oréal’s sustainability commitment for 2020 “Sharing Beauty With All” sets out ambitious sustainable development objectives across the Group’s value chain.

For more information: http://mediaroom.loreal.com/en/

Forward-Looking Statements

This news release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Loop's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) commercialization of our technology, (ii) development and protection of our intellectual property, (iii) unexpected industry competition, (iv) the need to raise capital to meet business requirements, (v) our manufacturing facility, and (vi) and our ability to sell our products in order to generate revenues. More detailed information about Loop and the risk factors that may affect the realization of forward looking statements is set forth in our filings with the Securities and Exchange Commission (SEC). Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. Loop assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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